Exhibit 10.1

EXECUTION VERSION

Published Deal CUSIP Number: 46622PAJ1

Published Term Loan CUSIP Number: 46622PAK1

TERM LOAN CREDIT AGREEMENT

DATED AS OF APRIL 27, 2018

AMONG

THE J. M. SMUCKER COMPANY,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JPMORGAN CHASE BANK, N.A.,

BANK OF MONTREAL AND

PNC BANK, NATIONAL ASSOCIATION

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

JPMORGAN CHASE BANK, N.A.,

BANK OF MONTREAL AND

PNC BANK, NATIONAL ASSOCIATION,

AS JOINT SYNDICATION AGENTS,

AND

FIFTH THIRD BANK AND WELLS FARGO BANK, NATIONAL ASSOCATION

AS CO-DOCUMENTATION AGENTS

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Signature Page	S-1

EXHIBIT A	—	[Reserved]
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D	—	Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	[Reserved]
EXHIBIT G	—	Assignment and Acceptance
EXHIBIT H	—	Solvency Certificate
EXHIBIT I-1	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT I-2	—	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT I-3	—	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT I-4	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
SCHEDULE 1	—	Commitments
SCHEDULE 8.7	—	Existing Indebtedness and Guaranties

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TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement is entered into as of April 27, 2018, by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of America, N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

Pursuant to the Jefferson Acquisition Agreement, the Borrower has agreed to acquire Ainsworth Pet Nutrition Parent, LLC (the “Jefferson Acquired Business”) and certain of its subsidiaries from CP APN, L.P., CP APN, Inc. and certain other unitholders of the Jefferson Acquired Business, for the aggregate cash consideration set forth in the Jefferson Acquisition Agreement (the “Jefferson Acquisition Consideration”).

In connection with the transactions contemplated by the Jefferson Acquisition Agreement, the Borrower intends to (a) issue commercial paper under the Borrower’s commercial paper program and/or enter into the Bridge Facility, (b) enter into an amendment to the Borrower’s Revolving Credit Agreement, dated as of September 1, 2017, (c) obtain the Term Facility on the terms and conditions set forth herein, (d) pay fees and expenses incurred in connection with the transactions undertaken to consummate the Jefferson Acquisition and (e) repay, redeem, defease, discharge, constructively discharge or refinance certain Debt of the Jefferson Acquired Business and/or its subsidiaries.

The Lenders are willing to provide the Term Facility on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDIT FACILITY.

Section 1.1. Loans. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (each a “Loan” and collectively for all the Lenders, the “Loans”) in U.S. Dollars to the Borrower in an aggregate principal amount up to the amount of such Lender’s Commitment, subject to any reductions thereof pursuant to the terms hereof, in a single drawing on the Closing Date. The Borrowing of Loans shall be made ratably from each of the Lenders in proportion to their respective Applicable Percentage. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or LIBOR Loans. Loans borrowed under this Section 1.1 and repaid or prepaid may not be reborrowed.

Section 1.2. [Reserved].

Section 1.3. [Reserved].

Section 1.4. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall be denominated in U.S. Dollars and shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a LIBOR Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Base Rate Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise); provided that interest shall not accrue on any Loan (or portion thereof) for the day such Loan (or portion thereof) is paid as provided in Section 3.1.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest publicly announced by the Administrative Agent from time to time as its “prime rate”, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of opening of business on the date specified in the public announcement of the relevant change in said prime rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate, and the “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate), (b) the sum of (i) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day (the “Federal Funds Rate”); provided that (A) if such day is not a Business Day, such rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (B) if no such rate is so published on such next succeeding Business Day, such rate for such day shall be the average rate (rounded upward, if necessary, to the nearest 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent, acting reasonably, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (x) the LIBOR Index Rate for a one-month Interest Period on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (y) one (1) minus the Eurocurrency Reserve Percentage.

(b) LIBOR Loans. Each LIBOR Loan made or maintained by a Lender shall be denominated in U.S. Dollars and shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable LIBOR Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise), provided that interest shall not accrue on any Loan (or portion thereof) for the day such Loan (or portion) is paid as provided in Section 3.1.

“Adjusted LIBOR” means, for any Borrowing of LIBOR Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =	LIBOR
1 - Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurocurrency Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage. As of the Closing Date, the Eurocurrency Reserve Percentage is zero.

“LIBOR” means, for an Interest Period for a Borrowing of LIBOR Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent, acting reasonably, for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made as part of such Borrowing; provided that if the LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the LIBOR Screen Rate for deposits in U.S. Dollars for a period equal to such Interest Period as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR Screen Rate” means the London Interbank Offered Rate (“LIBO Rate”) quote on the applicable screen page the Administrative Agent designates to determine the LIBO Rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder based on the foregoing and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5. Minimum Borrowing Amounts; Maximum LIBOR Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $1,000,000. Each Borrowing of LIBOR Loans advanced, continued or converted shall be in an amount equal to $5,000,000 or such greater amount which is an integral multiple of $1,000,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of LIBOR Loans outstanding hereunder.

Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. To request the Borrowing on the Closing Date, the Borrower shall give notice to the Administrative Agent by no later than: (i) 11:00 a.m. (New York City time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of LIBOR Loans or (ii) 9:00 a.m. (New York City time) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing obtained by it hereunder or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a ratable portion thereof, as follows: (i) if the Borrowing is of LIBOR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of the Borrowing as LIBOR Loans or convert part or all of the Borrowing into Base Rate Loans, and (ii) if the Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of the Borrowing into LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of the Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, acting reasonably) (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, acting reasonably), appropriately completed and signed by an Authorized Representative of the Borrower. Notice of the continuation of the Borrowing of LIBOR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into LIBOR Loans must be given by no later than 11:00 a.m. (New York City time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of the Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. Upon written notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to the Borrower or any Principal Payment Default, without notice), no Borrowing of LIBOR Loans shall be advanced, created by conversion or continued if any Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy, or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in good faith reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make LIBOR Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of LIBOR Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

(d) Disbursement of Loans. Not later than 11:00 a.m. (New York City time) on the date of the requested Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Charlotte, North Carolina (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of the Borrowing available to the Borrower at the Administrative Agent’s principal office in Charlotte, North Carolina (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower may otherwise designate to the Administrative Agent.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans requested on a same day basis, by 12:00 p.m. (New York City time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a

Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

(f)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 1.6, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Closing Date set forth in Section 7.2 hereof are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 1.7. [Reserved].

Section 1.8. Repayment of Loans. The Borrower shall repay to the Administrative Agent, for the account of the Lenders, the unpaid principal amount of the Loans on the Maturity Date. The Borrower will pay the principal amount of each Loan made to the Borrower and the accrued interest on each such Loan in U.S. Dollars.

Section 1.9. Prepayments. The Borrower may prepay in whole or in part without premium or penalty (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $1,000,000, (ii) if such Borrowing is of LIBOR Loans, in an amount not less than $5,000,000 or such greater amount which is an integral multiple of $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing of LIBOR Loans on the last day of the Interest Period therefor and at any other time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent, and in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 11:00 a.m. (New York City time) on the date of prepayment (or, in each case, such shorter period of time then agreed to by the

Administrative Agent), each such notice to specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that a notice of prepayment delivered by the Borrower may state that the prepayment contemplated thereby is subject to the effectiveness or funding of other credit facilities, the completion of any debt or equity offering or the completion of any other corporate transaction or event that will provide the proceeds for such prepayment or otherwise result in such prepayment being required hereunder. Each prepayment shall be made by the payment of the principal amount to be prepaid and accrued interest and fees thereon to the date fixed for prepayment plus, in the case of any LIBOR Loans, any amounts due the Lenders under Section 1.12 hereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and shall be applied to the scheduled payments of principal pursuant to Section 1.8 in the direct order of maturity.

Section 1.10. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, the Borrower shall pay, after written notice from the Administrative Agent sent at the direction of the Required Lenders (provided no such notice or Required Lender direction to send such notice shall be required in the case of an Event of Default under Section 9.1(j) or (k) or a Principal Payment Default (as defined below)), interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and other amounts owed by it under the Loan Documents, from the date of such written notice (or, in the case of an Event of Default under Section 9.1(j) or (k) or a Principal Payment Default, the date of such Event of Default) at a rate per annum equal to (the “Default Rate”):

(a) for any Base Rate Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Base Rate Margin plus the Base Rate from time to time in effect; and

(b) for any LIBOR Loan, (x) the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and (y) thereafter, the sum of 2.0% plus the Applicable LIBOR Margin plus Adjusted LIBOR for the applicable Interest Period.

If any principal amount of any Loan is not paid when due (a “Principal Payment Default”) such principal amount shall bear interest at the rates specified in subsections (a) and (b) above until paid in full. While any Event of Default exists, interest as adjusted under this Section 1.10 shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.11. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made to the Borrower by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (1) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (2) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (3) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Obligations in accordance with their terms. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(d) Any Lender may request that its Loans to the Borrower be evidenced by a promissory note of the Borrower in the form of Exhibit D (referred to herein as a “Note” and collectively as the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes of the Borrower payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note to the Borrower for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.12. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, but excluding any prepayment or conversion required pursuant to Section 10.1 hereof),

(b) any failure (other than due to a Lender failing to fund or convert a properly requested Loan when the Borrower has met the conditions of Section 7 herein) by the Borrower to borrow or continue a LIBOR Loan, or to convert a Base Rate Loan into a LIBOR Loan on the date specified in a notice given pursuant to Section 1.6(a) hereof (including any notice that is subsequently revoked), or

(c) any failure by the Borrower to make any payment of principal on any LIBOR Loan when due (whether by acceleration or otherwise, including when specified in a notice given pursuant to Section 1.9 hereof) then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive if reasonably deemed prime facie correct.

Section 1.13. Commitment Terminations. (a) Optional Credit Terminations. The Borrower shall have the right at any time and from time to time, upon written notice to the Administrative Agent no later than 12:00 p.m. (New York City time) at least three (3) Business Days before the date of the requested termination, to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $10,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Applicable Percentages. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.

(b) Mandatory Commitment Terminations. Any then outstanding Commitments shall automatically terminate on the Jefferson Termination Date. The Borrower shall deliver prompt written notice to the Administrative Agent of such termination.

(c) Any Commitments terminated pursuant to this Section 1.13 may not be reinstated.

Section 1.14. Substitution of Lenders. In the event (a) any Lender becomes entitled to compensation under Section 10.4 or 13.1 hereof and such Lender has declined or is unable to designate a different Lending Office in accordance with Section 10.5 or Section 13.1 that eliminates its current entitlement to compensation under Section 10.4 or 13.1, as applicable, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator or like Person has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at the Borrower’s expense, any such Affected Lender to assign, at par (plus any accrued and unpaid fees and interest), without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower; provided that (i) such assignment is not prohibited by any law, rule or regulation or order of any court or other Governmental Authority applicable to such Affected Lender, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned and any amounts due such Lender under Sections 10.4 and 13.1 hereof) other than such principal and accrued and unpaid fees and interest owing to it hereunder, (iii) in the case of any such assignment resulting from an entitlement to compensation under Section 10.4 or 13.1 hereof, the Eligible Assignee will be entitled to less compensation under such Section 10.4 or 13.1 than the Affected Lender, and (iv) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.12 hereof (provided that any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.15. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then:

(a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase or extension in such Lender’s Commitments or an extension of the maturity date or postponement of the date for any scheduled payment of any principal of such Lender’s Loans or other Obligations without such Lender’s consent); and

(b) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.15, performance by the Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.15. The rights and remedies against a Defaulting Lender under this Section 1.15 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2. FEES

Section 2.1. Fees. (a) Undrawn Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Applicable Percentage, an undrawn commitment fee at the rate per annum equal to the Applicable Margin on the actual daily Commitments of such Lender then outstanding. Such fee shall accrue from and including the later of (i) the date that is 90 days following the date of the Bridge Commitment Letter and (ii) the Effective Date, to but excluding the earlier of (x) termination or expiration of the Commitments and (y) the Closing Date (such earlier date, the “Fee Payment Date”). Such fee shall be due and payable on the Fee Payment Date and shall be calculated based on the number of days (if any) elapsed in a 360-day year.

RATINGS (S&P/MOODY’S)	APPLICABLE RATE FOR UNDRAWN COMMITMENT FEE SHALL BE:
Greater than or equal to A-/A3	0.09%

RATINGS (S&P/MOODY’S)	APPLICABLE RATE FOR UNDRAWN COMMITMENT FEE SHALL BE:
BBB+/Baa1	0.11%
BBB/Baa2	0.125%
BBB-/Baa3	0.175%
Less than BBB-/Baa3	0.225%

(b) Administrative Agent Fee. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the Term Facility Administration Fee (as defined in the Fee Letter) on the Closing Date, and annually in advance on each anniversary of the Closing Date, so long as the Term Facility is in effect, or as may be otherwise agreed between the Borrower and the Administrative Agent.

SECTION 3. PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 11:00 a.m. (New York City time) on the due date thereof at the office of the Administrative Agent in Charlotte, North Carolina (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of any amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day, and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate for each such day.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due from the Borrower under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 4. [RESERVED]

SECTION 5. DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary (or a Person that becomes a Subsidiary as a result of such transaction) is the surviving entity.

“Acquisition Indebtedness” means any indebtedness of the Borrower or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing indebtedness of the Borrower, any of its subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of such indebtedness) or (b) such indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such indebtedness to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such indebtedness (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness, such indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Administrative Agent” means Bank of America, N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 1.14 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Agent Parties” is defined in Section 13.8 hereof.

“Agreement” means this Term Loan Credit Agreement, as the same may be amended, modified, amended and restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Base Rate Margin” means the greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.0%.

“Applicable LIBOR Margin” means, with respect to LIBOR Loans, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next, the rates per annum determined in accordance with the following schedule:

LEVEL	RATINGS (S&P/ MOODY’S)	APPLICABLE LIBOR MARGIN SHALL BE:
I	Greater than or equal to A-/A3	0.875%
II	BBB+/Baa1	1.00%
III	BBB/Baa2	1.125%
IV	BBB-/Baa3	1.25%
V	Less than BBB-/Baa3	1.50%

For purposes hereof, (a) the term “Rating” means the rating assigned by S&P or Moody’s to the Borrower’s long-term unsecured senior Debt, without third-party credit enhancement, (b) the term “Pricing Date” means any date after the Effective Date on which any Rating is changed, withdrawn, suspended or otherwise unavailable for any reason, and (c) the term “Level” means the roman numeral set forth in the left-most column of the table above that corresponds to the Rating and rates per annum in the adjoining columns (with Level I being the highest and Level V being the lowest). The Applicable LIBOR Margin shall be established based on the Ratings in effect from time to time and the Applicable LIBOR Margin established on a Pricing Date shall remain in effect until the next Pricing Date; provided, however that (i) if both S&P and Moody’s establish a Rating and the Ratings are in adjoining Levels, the Rating in the higher Level will apply, (ii) if both S&P and Moody’s establish a Rating and the Ratings differ by more than one Level, the Rating that is one Level higher than the lowest Level will apply, (iii) if there is only one Rating, the Rating that is one Level lower than such Rating will apply, and (iv) if there are no Ratings, Level V shall apply. Any change in the Applicable LIBOR Margin resulting from a change, withdrawal, suspension or unavailability of a Rating shall be and become effective as of and on the date of the announcement by S&P or Moody’s, as the case may be, of the change, withdrawal, suspension or unavailability of such Rating. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders absent demonstrable error.

“Applicable Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any previously named Authorized Representative of the Borrower in a written notice to the Administrative Agent, or, solely for purposes of notices given pursuant to Section 1, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Basel III Rules” is defined in Section 10.1 hereof.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Materials” is defined in Section 8.5.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of LIBOR Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Applicable Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof.

“Bridge Commitment Letter” means the Commitment Letter in respect of the Bridge Facility dated as of April 4, 2018, among the Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Bridge Facility” means that certain 364-day senior unsecured bridge term loan credit facility made available under the Bridge Commitment Letter.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York City, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a LIBOR Loan, on which banks dealing in U.S. Dollar deposits in the interbank eurodollar market are not authorized or required to close in London, England.

“Canadian Pension Plan” means a pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by the Borrower or one of its Subsidiaries for their employees or former employees, or that the Borrower or one of its Subsidiaries have any liability or contingent liability, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Change of Control” means

(a) the acquisition of ownership or voting control, directly or indirectly, beneficially or of record, on or after the Effective Date, by any Person or group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”), as then in effect) of shares representing more than fifty percent (50%) of the aggregate Ordinary Voting Power represented by the issued and outstanding capital stock of the Borrower; provided that the foregoing restriction shall not apply to acquisitions of capital stock by the Smucker Family so long as the acquisition by the Smucker Family of such Voting Power shall not result, directly or indirectly, in a “going private transaction” within the meaning of the 1934 Act;

(b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated;

(c) the sale or transfer of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole, in a single transaction or a series of related transactions, to any person (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the 1934 Act, as in effect on the Effective Date) or related persons constituting a group (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the 1934 Act, as in effect on the Effective Date), in each case, other than to the Borrower or any of its Subsidiaries; or

(d) the occurrence of a change in control, or other similar provision, as defined in any agreement or indenture relating to any issue of Material Indebtedness of the Borrower, the result of which is to cause such Material Indebtedness to become due prior to its stated maturity.

For purposes of this definition, “Ordinary Voting Power” means the aggregate voting power attributable to all shares of Voting Stock of the Borrower for purposes of electing directors of the Borrower; “Voting Stock” means shares of capital stock of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions); and “Smucker Family” means Timothy P. Smucker, Richard K. Smucker, Susan Smucker Wagstaff and Marcella Smucker Clark, and any member of their immediate families, heirs, legatees, descendants and blood relatives to the fifth degree of consanguinity of such individual, or any trustees or trusts (or other entity created for estate planning purposes) established for their benefit or the benefit of the members of their immediate families and lineal descendants.

“Closing Date” means the date on which each condition described in Section 7.2 shall be satisfied (or waived in accordance with Section 13.13).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” and “Commitments” means, as to any Lender, the obligation of such Lender to make Loans on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the aggregate Commitments of the Lenders are $1,500,000,000 on the date hereof.

“Consolidated Funded Debt” means the aggregate outstanding amount of all Debt of the Borrower and its Subsidiaries which by its terms matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor to a date one year or more from the date of the creation thereof, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” means, at any time

(a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock, capital stock subscribed and unissued and Preferred Stock redeemable prior to the Maturity Date) of the Borrower and its Subsidiaries, plus (ii) the amount of the paid-in capital and retained earnings of the Borrower and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, minus

(b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Capitalization” means the sum of Consolidated Net Worth and Consolidated Funded Debt.

“Debt” means for any Person (without duplication) (a) all obligations of such Person for money borrowed (including by the issuance of debt securities), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all obligations of the types described in the foregoing clauses (a) and (b) of others secured by any Lien upon Property of or Guaranteed by such Person, whether or not such Person has assumed such obligations, and (d) all Capitalized Lease Obligations of such Person.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” is defined in Section 1.10 hereof.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder on the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or generally under other agreements in which it commits to extend credit, unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder when a condition precedent to funding has not been satisfied, (d) has failed, within three (3) Business Days after written request of the Administrative Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent or the Borrower, as applicable, that it will comply with its funding obligations hereunder, which request was made because of a reasonable concern by the Administrative Agent or the Borrower that such Lender may not be able to comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent or the Borrower, as applicable or (e) has, or has a direct or indirect parent that has, (i) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, (ii) a receiver or conservator has been appointed for such

Lender or its direct or indirect parent company, or (iii) become subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the date upon which both (a) the Administrative Agent and the Borrower agree (in their sole discretion) that a Defaulting Lender had adequately remedied all matters that caused such Lender to be a Defaulting Lender and (b) such Lender shall have purchased at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

“Designated Disbursement Account” means, with respect to the Borrower, the account of the Borrower identified to the Administrative Agent in writing prior to the date hereof or such other account as the Borrower may designate to the Administrative Agent in writing from time to time.

“Dodd-Frank Act” is defined in Section 10.1 hereof.

“Domestic Subsidiary” means a Subsidiary of the Borrower that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation and amortization expense for such period, (d) non-cash share based compensation expense, (e) non-cash losses, impairment and other similar charges (other than those representing a reserve for or an actual cash item in any future period) for such period, (f) fees and expenses incurred during such period for Acquisitions, dispositions, investments and debt or equity issuances (whether or not successful) during such period, and (g) other extraordinary, unusual, non-recurring or one-time cash expenses, losses and charges for such period, including restructuring, merger and integration charges, not to exceed (i) $150,000,000 in any four fiscal quarter period and (ii) $300,000,000 in the aggregate over the term of this Agreement, minus (h) all non-cash gains for such period; provided, that EBITDA for any entity or assets acquired by the Borrower or any Subsidiary pursuant to an Acquisition during such period shall be included on a pro forma basis for such period (as determined in good faith by the Borrower, assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness for Borrowed Money of the Borrower or any Subsidiary in connection therewith incurred as of the first day of such period), and provided further that EBITDA for any entity, business line or business unit sold by the Borrower or any Subsidiary shall be deducted on a pro forma basis for such period (assuming the consummation of such sale or other disposition occurred on the first day of such period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent in Section 7.1 are satisfied (or waived in accordance with Section 13.13).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate (engaged in the business of making commercial loans) of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default described in Section 9.1(a), 9.1(j) or 9.1(k) has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Law” means any current or future obligation under common law or any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto and any regulations or rulings promulgated thereunder, in each case as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is “insolvent” (within the meaning of Section 4245 of ERISA) or determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 or ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excess Interest” is defined in Section 13.20 hereof.

“Excluded Taxes” means, with respect to any Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits or similar Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or commitment (other than pursuant to an assignment request by the Borrower under Section 1.14) or (B) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 13.1(a)(ii) or Section 13.1(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 13.1(e) and (iv) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from Taxes under such provisions) and any agreements entered into pursuant to Section 1471(b) of the Code.

“FCPA” is defined in Section 6.18 hereof.

“Fee Letter” means that certain Term Facility Fee Letter dated as of April 4 2018, among the Borrower, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Fee Payment Date” is defined in Section 2.1 hereof.

“Federal Funds Rate” is defined in the definition of Base Rate appearing in Section 1.4(a) hereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means to guarantee or otherwise be or become liable as endorser, guarantor, surety or otherwise for any Debt of any other Person (including the Borrower or Subsidiary) or otherwise agree to provide funds for payment of the obligations of another in respect of Debt of such other Person, or to supply funds to or invest in any Person for the purpose of assuring a creditor in respect of Debt of such Person against loss.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all obligations of such Person for money borrowed (including by the issuance of debt securities), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all obligations of others of the types described in the foregoing clauses (a) and (b) or the following clauses (d) and (e) secured by any Lien upon Property of or Guaranteed by such Person, whether or not such Person has assumed such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person constituting reimbursement obligations of such Person with respect to drawn letters of credit and bankers’ acceptances issued for the account of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” is defined in Section 13.15(b) hereof.

“Information” is defined in Section 13.26 hereof.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of EBITDA of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to Interest Expense payable in cash of the Borrower and its Subsidiaries, in each case for the period of four fiscal quarters then ended.

“Interest Expense” means, with reference to any period, the sum of all interest charges of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any LIBOR Loan, the last day of each Interest Period with respect to such LIBOR Loan and on the Maturity Date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last Business Day of every January, April, July and October and on the Maturity Date.

“Interest Period” means the period commencing on the date a Borrowing of LIBOR Loans is advanced, continued, or created by conversion and ending in the case of LIBOR Loans, 1, 2, 3, or 6 months thereafter, provided, however, that:

(i) no Interest Period shall extend beyond the Maturity Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, if such extension would cause the last day of an Interest Period for a Borrowing of LIBOR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of LIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“IRS” means the United States Internal Revenue Service.

“Jefferson Acquired Business” is defined in the Preliminary Statements hereto.

“Jefferson Acquisition” means the acquisition of the Jefferson Acquired Business by the Borrower and certain merger subsidiaries pursuant to the Jefferson Acquisition Agreement.

“Jefferson Acquisition Agreement” means the Stock Purchase Agreement and Plan of Merger, dated as of April 4, 2018, governing the acquisition of the Jefferson Acquired Business by NU Pet Company and certain merger subsidiaries, as may be amended, supplemented or otherwise modified.

“Jefferson Acquisition Agreement Representations” means the representations made by or with respect to the Jefferson Acquired Business and its affiliates in the Jefferson Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or a Subsidiary thereof) has the right to terminate the Borrower’s (or such Subsidiary’s) obligations under the Jefferson Acquisition Agreement, or to decline to consummate the Jefferson Acquisition pursuant to the Jefferson Acquisition Agreement as a result of a breach of such representations in the Jefferson Acquisition Agreement.

“Jefferson Acquisition Closing Date” means the date of the consummation of the Jefferson Acquisition.

“Jefferson Acquisition Consideration” is defined in the Preliminary Statements hereto.

“Jefferson Material Adverse Effect” means a Material Adverse Effect (as defined in the Jefferson Acquisition Agreement as in effect on April 4, 2018).

“Jefferson Specified Acquisition Representations” means collectively, the representations and warranties of the Borrower set forth in Sections 6.1(a), 6.3(a), 6.3(b), 6.3(c)(iii), 6.3(c)(iv) (as if each reference therein to “Material Indebtedness” included credit facilities having an aggregate committed amount in excess of $150,000,000, but without giving effect to any Material Adverse Effect qualifier), 6.4, 6.14, 6.17 (with respect to the use of proceeds of the Loans) and 6.18.

“Jefferson Termination Date” means the earliest of (i) the “Outside Date” (as defined in the Jefferson Acquisition Agreement as in effect on April 4, 2018), (ii) the funding of Loans under this Agreement on the Jefferson Acquisition Closing Date in connection with the Jefferson Transactions in accordance with the Loan Documents, (iii) the consummation of the Jefferson Acquisition without the borrowing of any Loans hereunder and (iv) the date that the Jefferson Acquisition Agreement is terminated or expires or the Borrower notifies the Administrative Agent in writing that it has abandoned its pursuit of the Jefferson Acquisition.

“Jefferson Transactions” means, collectively, (i) the consummation of the Jefferson Acquisition, (ii) the Borrower’s incurrence, replacement, redemption, repayment, defeasance, discharge, constructive discharge or refinancing of Debt of the Jefferson Acquired Business in connection therewith and (iii) the payment of fees and expenses incurred in connection with the foregoing.

“Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Bank of Montreal and PNC Bank, National Association.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or any directive, policy or guideline of any Governmental Authority having the force of law or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes Bank of America and the other financial institutions from time to time party to this Agreement, including each Person listed in Schedule 1 attached hereto and each Eligible Assignee that becomes a Lender pursuant to Section 13.12 hereof.

“Lending Office” is defined in Section 10.5 hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“LIBOR Index Rate” is defined in Section 1.4(b) hereof.

“LIBOR Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“LIBOR Quoted Rate” is defined in Section 1.4(a) hereof.

“LIBOR Screen Rate” is defined in Section 1.4(b) hereof.

“LIBOR Successor Rate” is defined in Section 10.3 hereof.

“LIBOR Successor Rate Conforming Changes” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, hypothec, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement and any trust that secures payment of an obligation.

“Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or LIBOR Loan, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement (and any amendments, amendments and restatements, modifications or supplements hereto), the Notes (if any), and each other instrument or document to be delivered by the Borrower hereunder or thereunder or otherwise in connection therewith.

“Major Subsidiary” means any Subsidiary that has at such time total assets as determined in accordance with GAAP (after intercompany eliminations) exceeding U.S.$250,000,000.

“Material Acquisition” means any Acquisition the total consideration for which is equal to or greater than U.S.$250,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, business or property of the Borrower and its Subsidiaries, taken as a whole or (b) the rights of or remedies available to the Lenders or the Administrative Agent against the Borrower under the Loan Documents, taken as a whole.

“Material Indebtedness” means any Indebtedness for Borrowed Money with an individual principal balance in excess of U.S.$150,000,000.

“Maturity Date” means the date that is three years after the Closing Date.

“Maximum Rate” is defined in Section 13.20 hereof.

“Merger” means a merger, amalgamation, consolidation or arrangement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any “employee benefit plan” of the type described in Section 400l(a)(3) of ERISA that is subject to Title IV of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged with or into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Note” and “Notes” each is defined in Section 1.11 hereof.

“Obligations” means, with respect to the Borrower, all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Event” is defined in Section 8.14 hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the USA Patriot Act), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of such Recipient engaging or having engaged in a trade or business in the jurisdiction imposing such Tax or any other present or former connection between such Recipient and such jurisdiction; provided that no such Recipient shall be deemed to be engaged in a trade or business in, or to have any other connection with, any jurisdiction solely as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document pursuant to an assignment request by the Borrower under Section 1.14.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.14 or Section 13.12). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.

“Participant Register” is defined in Section 13.11 hereof.

“Payment Date” means the last Business Day of each January, April, July and October, commencing with the last Business Day of the third full fiscal quarter ending after the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, (1) that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or (2) with respect to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or has made contributions at any time during the immediately preceding five plan years.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Platform” is defined in Section 8.5.

“Preferred Stock” means any class of capital stock of the Borrower that is preferred over any other class of capital stock of the Borrower as to the payment of dividends or the payment of any amount upon liquidation or dissolution of the Borrower.

“Principal Payment Default” is defined in Section 1.10 hereof.

“Priority Debt” means all Debt of Subsidiaries other than any such indebtedness held by the Borrower or another Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” is defined in Section 13.12(b) hereof.

“Related Person” of an Indemnitee means (a) any controlling person, controlled affiliate or subsidiary of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnitee or any of its subsidiaries, controlled affiliates or controlling persons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and Commitments constitute more than 50% of the sum of the total outstanding Loans and Commitments of the Lenders.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of September 1, 2017 (as amended, modified, amended and restated or supplemented from time to time) by and among the Borrower, Smucker Foods of Canada Corp., the administrative agent party thereto and the lenders party thereto.

“Sanctions” is defined in Section 6.17 hereof.

“Scheduled Unavailability Date” is defined in Section 10.3 hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves Subsidiaries (within the meaning of this definition) of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the credit facility for making Loans described in Section 1.1 hereof.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication), after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP, of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time, and (b) all

Indebtedness for Borrowed Money of any other Person which is Guaranteed by the Borrower or any of its Subsidiaries.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended, determined on a consolidated basis in accordance with GAAP.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“U.S. Dollars”, “U.S.$” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar position on a governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to New York City time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. References to “knowledge” of the Borrower or other Person means the actual knowledge of officers of such Person with responsibility for the relevant subject matter. Unless the context requires otherwise, any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in GAAP, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change in GAAP had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in GAAP. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in GAAP. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in GAAP after the date hereof.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Effective Date and on the Closing Date as follows:

Section 6.1. Organization and Qualification. The Borrower is (a) duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, (b) has the corporate or other organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.2. [Reserved].

Section 6.3. Authority and Validity of Obligations. (a) The Borrower has the corporate and other organizational authority to enter into this Agreement and the other Loan Documents executed by it, to make the Borrowings herein provided for, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.

(b) The Loan Documents delivered by the Borrower have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of the Borrower enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(c) This Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, (i) contravene or constitute a default under any provision of law, except to the extent such contravention or default would not reasonably be expected to have a Material Adverse Effect, (ii) contravene any judgment, injunction, order or decree binding upon the Borrower, except to the extent such contravention would not reasonably be expected to have a Material Adverse Effect, (iii) contravene any provision of the organizational documents (e.g., charter, certificate or articles of incorporation, bylaws, certificate or articles of association, operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or (iv) contravene or constitute a default under any indenture or other agreement for Material Indebtedness of the Borrower, except in each case of this clause (iv) to the extent such contravention or default would not reasonably be expected to have a Material Adverse Effect. .

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Term Facility on the Closing Date to finance the consummation of the Jefferson Transactions. No part of the proceeds of any Loan or any other extension of credit made hereunder will be used for any purpose that would result in a violation of Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successor), as in effect from time to time.

Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at and for the fiscal years ended April 30, 2015, April 30, 2016 and April 30, 2017 and the related consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal years then ended, and accompanying notes thereto, which financial statements are accompanied by the respective audit reports of Ernst & Young LLP, independent public accountants, and (ii) consolidated balance sheet of the Borrower and its subsidiaries as of and for the fiscal quarters ended July 31, 2017, October 31, 2017 and January 31, 2018, and the related unaudited consolidated statements of comprehensive income (loss) and cash flows of the Borrower and its Subsidiaries heretofore furnished to the Administrative Agent and the Lenders fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject, in the case of the financial statements described in clause (ii) hereof, to changes resulting from normal year end adjustments and the absence of footnotes).

Section 6.6. No Material Adverse Change. Except to the extent disclosed by the Borrower in its annual report on Form 10-K most recently filed with the SEC (which, for purposes of this representation to be made on the Closing Date, is the Form 10-K for the fiscal year ended April 30, 2017), since April 30, 2017, there has been no material adverse change in the business, financial condition, operations, assets or Properties of the Borrower and its Subsidiaries taken as a whole.

Section 6.7. Full Disclosure. The written information (other than information of a general economic or industry nature) furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the material statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, and other forward-looking statements furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. For the avoidance of doubt, with respect to any information relating to the Jefferson Acquired Business delivered on or prior to the consummation of the Jefferson Transactions, such representation is made solely to the best of the Borrower’s knowledge.

Section 6.8. [Reserved].

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, provincial, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent audited consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 6.11. Litigation and Other Controversies. Except to the extent disclosed by the Borrower in its annual report on Form 10-K most recently filed with the SEC (which, for purposes of this representation to be made on the Closing Date, is the Form 10-K for the fiscal year ended April 30, 2017), there is no litigation or governmental or arbitration proceeding pending or threatened in writing, against the Borrower or any Subsidiary or any of their Property which is reasonably likely to be adversely determined, and if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All income and other material Tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have been filed, and all Taxes due and payable by the Borrower or any Subsidiary with respect to such Tax returns have been paid, except such Taxes, if any, (a) as are being contested in good faith by appropriate proceedings and as to which adequate reserves established in accordance with GAAP have been provided or (b) which failure to pay would not reasonably be expected to result in a Material Adverse Effect. The Borrower does not know of any proposed material additional Tax assessment against it or any of its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts that would reasonably be expected to result in a Material Adverse Effect.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of any Loan Document, except those that have been obtained and remain in full force and effect or which are not required to be made or obtained as of each time this representation is made or deemed made.

Section 6.14. Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.15. [Reversed].

Section 6.16. Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all material laws and all material rules and regulations of Governmental Authorities having the force of law, in each case, applicable to it and its Property, except as would not reasonably be expected to have a Material Adverse Effect.

Section 6.17. OFAC. (a) The Borrower is in compliance with the requirements of all United States and Canadian economic sanctions laws (including without limitation the OFAC Sanctions Program) (collectively, “Sanctions”) applicable to the Borrower, (b) each Subsidiary of the Borrower is in compliance with the requirements of all Sanctions applicable to such Subsidiary, (c) the Borrower has provided to the Administrative Agent and the Lenders all information requested in writing by the Administrative Agent regarding the Borrower and its Affiliates and Subsidiaries that it is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Sanctions; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them, and (d) none of the Borrower nor any of its Subsidiaries, and to the Borrower’s knowledge, nor any of its directors, officers or controlled Affiliates, is, as of the date hereof, named on the current OFAC SDN List or is otherwise the target of any Sanctions.

Section 6.18. FCPA; USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”). As of the date hereof, each Borrower and its Subsidiaries are in compliance in all material respects with the USA Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), to the extent applicable to them.

SECTION 7. CONDITIONS PRECEDENT

Section 7.1. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 13.13) of all the following conditions precedent:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c) the Administrative Agent shall have received copies of the Borrower’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or individual holding a comparable position);

(d) the Administrative Agent shall have received copies of resolutions (or equivalent authorizations) of the Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents as of the Effective Date, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(e) the Administrative Agent shall have received a copy of the certificate of good standing (or equivalent instrument) for the Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state (or equivalent) of its incorporation or organization;

(f) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(g) the Administrative Agent shall have received a certificate of an Authorized Representative of the Borrower, certifying as of the Effective Date that:

(i) no material adverse change in the business, financial condition, operations, assets or Properties of the Borrower and its Subsidiaries taken as a whole shall have occurred since April 30, 2017;

(ii) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as of the date hereof, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct (after giving effect to any qualifications therein) in all respects (and the Borrower’s execution and delivery of this Agreement shall constitute a representation and warranty that the condition precedent contained in this subsection has been satisfied on the date of this Agreement); and

(iii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the execution and delivery hereof by the Borrower or the performance of its obligations hereunder (and the Borrower’s execution and delivery of this Agreement shall constitute a representation and warranty that the condition precedent contained in this subsection has been satisfied on the date of this Agreement);

(j) the Administrative Agent shall have received a certificate of a representative of the Borrower, certifying that this Term Facility constitutes a “Qualifying Term Facility” (as defined in the Bridge Commitment Letter) under the Bridge Facility;

(k) the Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees set forth in the Fee Letter, and other amounts due and payable to them pursuant to the terms hereof in each case on or prior to the Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the Effective Date (or such later date as the Borrower may reasonable agree), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (including, to the extent so required, the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent);

(l) the Administrative Agent shall have received the favorable written opinion of (i) Calfee, Halter & Griswold LLP, special counsel and Ohio counsel to the Borrower; and

(m) the Administrative Agent and each Lender shall have received all documentation and other information requested by it in writing at least ten Business Days prior to the Effective Date for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, not fewer than three Business Days prior to the Effective Date.

The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Borrower on the Effective Date, and shall be conclusive evidence of the occurrence thereof.

Section 7.2. Conditions to Closing. The Lenders’ obligation to fund the Loans is subject to the occurrence of the Effective Date and the satisfaction (or waiver in accordance with Section 13.13) of the following conditions precedent:

(a) (1) Except as set forth on Schedule 2.6 to the Jefferson Acquisition Agreement as in effect on April 4, 2018, since December 31, 2017 and prior to April 4, 2018, no Jefferson Material Adverse Effect shall have occurred and (2) since April 4, 2018, there shall not have been any Jefferson Material Adverse Effect;

(b) the Jefferson Acquisition shall be consummated substantially concurrently with the Borrowing on the Closing Date, in accordance with the Jefferson Acquisition Agreement, and the Jefferson Acquisition Agreement (as in effect on April 4, 2018) has not been amended or modified by the Borrower, and no condition shall have been waived or consent granted by the Borrower, in any respect that is materially adverse to the Lenders or to Bank of America without Bank of America’s prior written consent (it being understood and agreed that (i) any decrease in the Jefferson Acquisition Consideration that is accompanied by a dollar-for-dollar reduction in commitments in respect of the Bridge Facility and (ii) any increase in the Jefferson Acquisition Consideration, together with any other increases since April 4, 2018, which does not exceed 5% of the purchase price, in each case shall be deemed not to be materially adverse to the Lenders or to Bank of America);

(c) each of the Jefferson Acquisition Agreement Representations and the Jefferson Specified Acquisition Representations shall be true and correct in all material respects as of the Closing Date, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects (after giving effect to any qualification therein);

(d) the Administrative Agent shall have received a certificate from an Authorized Representative of the Borrower, certifying as to clauses (a), (b), (c) and (j) of this Section 7.2;

(e) the Administrative Agent shall have received, for each of the Borrower and the Jefferson Acquired Business (a) U.S. GAAP audited consolidated balance sheets and related statements of comprehensive income (loss), stockholders’ equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related unaudited statements of comprehensive income (loss) and cash flows for each subsequent interim fiscal quarter ended at least 45 days before the Closing Date, which financial statements shall, in the case of the Borrower, meet the requirements in all material respects of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) for a registered public offering of debt Securities of the Borrower on Form S-1 (except such provisions for which compliance is not customary for private placements of debt securities pursuant to Rule 144A under the Securities Act). The Borrower’s filing of any required audited financial statements with respect to the Borrower on Form 10-K or required unaudited financial statements with respect to the Borrower on Form 10-Q, in each case, will satisfy the requirements with respect to the Borrower under clauses (a) or (b), as applicable, of this paragraph;

(f) the Administrative Agent shall have received the Notice of Borrowing required by Section 1.6 hereof;

(g) the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Exhibit H hereto;

(h) the Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees as set forth in the Fee Letter, and other amounts due and payable to them pursuant to the terms hereof, in each case, on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date (or such later date as the Borrower may reasonable agree), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(i) All third-party indebtedness for borrowed money of the Jefferson Acquired Business and its acquired subsidiaries will be repaid, redeemed or satisfied and discharged and the commitments thereunder terminated and all related guaranties and security interests will be terminated and released (and the Administrative Agent will be provided evidence of the same) under the following agreements: (i) Credit Agreement, dated August 12, 2016, by and among (a) Ainsworth Pet Nutrition Holdings, LLC, (b) Ainsworth Pet Nutrition, LLC, (c) each of DPC Pet Specialties LLC and Hampshire Pet Products, and the other guarantors made party thereto from time to time, (d) Citizens Bank of Pennsylvania and (e) each lender made party thereto from time to time, as amended and supplemented by that certain Joinder and Amendment No. 1 to Credit Agreement, dated June 15, 2017 and (ii) Credit Agreement, dated April 3, 2017, by and among CP APN, Inc., Healthcare of Ontario Pension Plan Trust Fund and the other parties thereto; and the related Promissory Note, dated April 3, 2017, issued by CP APN, Inc. in favor of Healthcare of Ontario Pension Plan Trust Fund under the HOOPP Credit Agreement in the principal amount of $76,500,000; and

(j) no Event of Default described in subsections (a), (j) or (k) of Section 9.1 shall have occurred and be continuing or would occur as a result of the borrowing of Loans on the Closing Date.

Section 7.3. Availability. During the period from and including the Effective Date and to and including the earlier of the termination of the Commitments and the Jefferson Termination Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding, for the avoidance of doubt, the Jefferson Specified Acquisition Representations and the Jefferson Acquisition Agreement Representations made as a condition to the Closing Date) was incorrect, (ii) any failure by the Borrower to comply with any provision of Section 8, (iii) any provision to the contrary in any Loan Document or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (a) rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any right or remedy under this Agreement, to the extent to do so would prevent, limit or delay the making of its Loan, (b) refuse to participate in making its Loan or (c) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan; provided that in each case the conditions set forth in Section 7.2 are satisfied. For the avoidance of doubt, (i) the rights and remedies of the Lenders and the Administrative Agent under the Loan Documents shall not be limited in the event that any such condition to the Closing Date set forth in Section 7.2 is not satisfied on the Closing Date and (ii) from the Closing Date after giving effect to the funding of the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of this Section 7.3.

SECTION 8. COVENANTS.

The Borrower agrees that, so long as any Commitment or Loan is outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except (a) as otherwise provided in Section 8.10 hereof or (b) with respect to any Subsidiary, to the extent the failure to preserve and maintain its existence would not reasonably be expected to result in a Material Adverse Effect.

Section 8.2. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its Property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material Taxes imposed upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves in accordance with GAAP are provided therefor or to the extent that such failure would not reasonably be expected to result in a Material Adverse Effect.

Section 8.4. Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurance companies or through self-insurance, (i) insurance or self-insurance in such amounts (with no greater risk retention) and against such risks as is considered adequate by the Borrower, in its good faith judgment, and (ii) all other insurance as may be required by material law. The Borrower will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, (x) maintain true and complete books of record and account, in which appropriate entries in conformity with GAAP in accordance with customary business practice shall be made, (y) furnish to the Administrative Agent such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Administrative Agent may reasonably request and (z) without any request, furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event no later than 45 days after the last day of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the related consolidated statements of comprehensive income (loss), and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(b) as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the

Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion (without a “going concern” qualification or exception or qualification as to the scope of the audit, other than a “going concern” statement that is due to the impending maturity of this Agreement or any other Debt or due to the anticipated occurrence of the Revolving Credit Termination Date (as defined in the Revolving Credit Agreement), in each case, in the following 12 months) of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) notice of any Change of Control;

(d) promptly after knowledge thereof of the Borrower, written notice of (i) any pending litigation or governmental or arbitration proceeding against the Borrower or any Subsidiary or any of their Property which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(e) with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.20 hereof.

Delivery within the period specified above in clauses (a) and (b) of the Borrower’s quarterly report on Form 10-Q (with respect to clause (a)) or annual report on Form 10-K (with respect to clause (b)), in each case, prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to have satisfied the requirements of clause (a) or (b) above, as applicable. The Borrower will be deemed to have made such delivery if it has timely made such Form 10-Q or 10-K, as applicable, available on “EDGAR” and on its homepage on the worldwide web (at the date of this Agreement located at www.smucker.com) and shall have given the Administrative Agent prior notice (which shall contain an electronic link to the location on EDGAR or the Borrower’s homepage on the worldwide web where such forms are located) of such availability on EDGAR and on its home page in connection with each delivery. The Borrower may comply with the requirements of the other clauses of this Section 8.5 by publishing such statements and reports on its internet web site or another accessible electronic database and giving the Administrative Agent notice (which shall contain an electronic link to the location on EDGAR or the Borrower’s homepage on the worldwide web where such forms are located) thereof.

The Borrower hereby acknowledges and agrees that (A) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (a “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities, (C) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (D) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.26, (E) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of a Platform designated as “Public Side Information”, and (F) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of a Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

Section 8.6. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, and each of its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, its officers having responsibility for the matters being discussed at such reasonable times and intervals as the Administrative Agent or any such Lender may designate; provided that, (a) so long as no Event of Default exists, (x) each such visit, discussion or inspection shall be subject to reasonable prior notice to the Borrower, and (y) the Borrower shall not be required to, or to cause any of its Subsidiaries to, permit more than one such visit, discussion or inspection with respect to the Borrower and its Subsidiaries, collectively, during any twelve (12) month period and (b) the obligations of the Borrower under this Section 8.6 shall be limited to the extent necessary to permit them to comply with applicable Legal Requirements or the terms of confidentiality agreements entered into by the Borrower or any Subsidiary with any third parties in the ordinary course of business.

Section 8.7. Debt. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create, have outstanding any Debt, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or apply for or become liable to the issuer of a letter of credit which supports an obligation of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Borrower owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) obligations of the Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d) intercompany advances from time to time owing by any Subsidiary to the Borrower or another Subsidiary or by the Borrower to a Subsidiary, Guarantees and similar undertakings by the Borrower or a Subsidiary in respect of such obligations of the Borrower or any Subsidiary;

(e) Debt outstanding (or commitments existing) on the date hereof and listed on Schedule 8.7 and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(f) Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof or is amalgamated with, merged into or consolidated with the Borrower or any Subsidiary of the Borrower after the date hereof, which is existing at the time such Person becomes a Subsidiary of the Borrower or is so amalgamated, merged or consolidated (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(g) Guarantees by any Subsidiary of any Debt of any other Subsidiary;

(h) unsecured Debt, Guarantees and other obligations incurred by the Borrower or any Foreign Subsidiary under or with respect to the Revolving Credit Agreement (as amended, amended and restated, replaced or refinanced from time to time);

(i) (a) Priority Debt and (b) obligations of Subsidiaries in respect of letters of credit, in each case, not otherwise permitted by this Section 8.7; provided that the sum of the aggregate principal amount of such Priority Debt and other obligations incurred pursuant to this clause (i) (when taken together, but in the case of such obligations in clause (b), only including the amount of obligations constituting reimbursement obligations with respect to such letters of credit to the extent drawn) plus (without duplication) the aggregate principal amount of indebtedness or other obligations secured by a Lien pursuant to Section 8.8(j) do not exceed 10% of Consolidated Total Capitalization as of the most recently ended fiscal quarter of the Borrower at any time; and

(j) Debt of the Borrower and obligations of the Borrower in respect of letters of credit not otherwise permitted by this Section 8.7; provided that immediately after the incurrence thereof the Borrower is in compliance on a pro forma basis with Section 8.20(a) hereof.

Section 8.8. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under (i) ERISA or (ii) any Canadian federal and provincial pension laws unless such Lien arises or persists in the normal course of the funding or administration of a Canadian Pension Plan in compliance with applicable law), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(d) any interest or title of a lessor under any operating lease;

(e) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(f) Liens existing on the date hereof and any renewals or extensions thereof; provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.7(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.7(e);

(g) Liens on Property of a Person existing at the time such Person is amalgamated with, merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that (i) such Liens were not created in contemplation of such amalgamation, merger, consolidation or investment, (ii) such Liens do not extend to any assets other than those of the Person amalgamated with, merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and (iii) any Debt secured by any such Lien is permitted under Section 8.7(f);

(h) reservations and exceptions relating to Property in Canada contained or implied by statute in the original disposition from the Crown in right of Canada and grants made by the Crown in right of Canada of interests so reserved or accepted;

(i) Liens securing intercompany advances permitted by Section 8.7(d) to the extent solely in favor of the Borrower or a Subsidiary;

(j) Liens not otherwise permitted by this Section 8.8 securing indebtedness or other obligations not prohibited by Section 8.7; provided that the aggregate principal amount of Debt incurred pursuant to Section 8.7(i) plus (without duplication) the aggregate principal amount of such indebtedness or other obligations secured by a Lien pursuant to this subsection (j) will not exceed 10% of Consolidated Total Capitalization as of the most recently ended fiscal quarter of the Borrower at any time; and

(k) Liens on cash deposits to backstop letters of credit or to secure swap obligations of the Jefferson Acquired Business or any of its Subsidiaries, in each case that are outstanding on the Closing Date.

Section 8.9.[Reserved]

Section 8.10. Mergers, Consolidations and Sales. (a) The Borrower shall not be a party to any Merger; provided, however, that the foregoing shall not apply to nor operate to prevent a Merger if, immediately after giving effect to such Merger, no Default or Event of Default exists and (i) the Borrower is the continuing and surviving Person or (ii) if the Borrower is not the continuing and surviving Person, (A) the Borrower (x) provides the Administrative Agent and the Lenders at least ten (10) Business Days’ advance written notice prior to such Merger and (y) uses its reasonable best efforts to deliver to the Administrative Agent and the Lenders all documentation and other information regarding such continuing and surviving Person requested by the Administrative Agent and the Lenders in writing at least seven (7) Business Days prior to the such Merger for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, not fewer than two (2) Business Days prior to such Merger and (B) if the continuing and surviving Person is not a Domestic Subsidiary (prior to giving effect to such transaction or related series of transactions) (w) the continuing and surviving Person is organized and existing under the laws of the United

States of America or any state thereof or the District of Columbia, (x) immediately prior to such Merger, the continuing and surviving Person (I) is not an operating company, (II) does not hold any equity interests, directly or indirectly, in any operating company and (III) is not owned or controlled, directly or indirectly, by any operating company, in the case of subclauses (I), (II) and (III), other than the Borrower and its Subsidiaries (prior to giving effect to such transaction or related series of transactions), (y) such Merger is not part of any acquisition transaction involving an operating company other than the Borrower and its Subsidiaries (prior to giving effect to such transaction or related series of transactions) and (z) the continuing and surviving Person delivers a written instrument reasonably satisfactory to the Administrative Agent confirming its assumption of all of the Obligations of the Borrower;

(b) The Borrower shall not, nor shall it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of all or substantially all of the Property of the Borrower and its Subsidiaries, taken as a whole; provided, however, that the foregoing shall not apply to nor operate to prevent any such sale, transfer, lease or other disposition so long as no Default or Event of Default exists prior to and immediately after giving effect to such sale, transfer or lease.

Upon the consummation of a Merger that is permitted by this Section 8.10 and to which the Borrower is a party but is not the surviving or continuing Person, the successor Person formed by such Merger or into which the Borrower is merged, consolidated or amalgamated shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower hereunder and under the other Loan Documents with the same effect as if such successor Person had been named as the Borrower herein and the Borrower shall thereupon be released from all obligations hereunder and under the other Loan Documents.

Section 8.11.[Reserved].

Section 8.12.[Reserved].

Section 8.13. Compliance with laws. The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, provincial, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith and by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 8.14. Compliance with Sanctions and the FCPA. (a) The Borrower shall at all times comply with the requirements of all United States and Canadian export controls laws and Sanctions applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all Sanctions applicable to such Subsidiary.

(b) The Borrower shall provide the Administrative Agent and the Lenders any information requested in writing by the Administrative Agent and the Lenders regarding the Borrower, its Affiliates, and its Subsidiaries that it is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Sanctions; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c) If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any controlled Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States), including Sanctions.

(d) The Borrower shall not, nor shall it permit any Subsidiary to, use any of the proceeds of the Loans, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(e) The Borrower shall not, nor shall it permit any Subsidiary to, use any of the proceeds of the Loans, directly or (to the knowledge of the Borrower) indirectly, to fund any activities or business (x) of or with any individual or entity named on the most current OFAC SDN List or any other economic sanctions list maintained by OFAC or the U.S. Department of State, or any individual or entity owned 50% or more directly or indirectly by one or more parties named on any such list, or (y) in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, except, in the case of (x) or (y), to the extent permissible for a Person required to comply with Sanctions.

Section 8.15. [Reserved].

Section 8.16. [Reserved].

Section 8.17. [Reserved].

Section 8.18. Use of Proceeds. The Borrower shall use the credit extended to it under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.19. [Reserved].

Section 8.20. Financial Covenants. (a) Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Borrower shall not permit the Total Leverage Ratio to be greater than, (a) for all periods to and including the fiscal period ending April 30, 2019, 4.75 to 1.00, (b) for all periods thereafter to and including the fiscal period ending April 30, 2020, 4.25 to 1.00 or (c) for all periods thereafter, 3.75 to 1.00; provided that at the election of the Borrower, exercised by written notice delivered by the Borrower to the Administrative Agent at any time prior to the date that is 30 days following consummation of any Material Acquisition by the Borrower or any Subsidiary, such maximum Total Leverage Ratio under this clause (c) shall be increased to 4.00 to 1.00; provided, further, that such increase (x) shall not go into effect until the consummation of such Material Acquisition and (y) shall only apply for a period of twelve months from and after the consummation of such Material Acquisition.

(b) Interest Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Borrower shall not permit the Interest Coverage Ratio to be less than 3.50 to 1.00.

(c) At any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof), any Acquisition Indebtedness (and the proceeds of such indebtedness) shall be excluded from the determination of maximum Total Leverage Ratio and minimum Interest Coverage Ratio.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of five (5) days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.5(d), 8.7, 8.8, 8.10 or 8.20 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $150,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and (i) either (x) the maturity of any such Indebtedness for

Borrowed Money shall have been accelerated or (y) such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or (ii) any such Indebtedness for Borrowed Money shall not be paid when due;

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $150,000,000 (except to the extent fully covered by independent third-party insurance and as to which the insurer has not disclaimed coverage), and which remains undischarged, unvacated, unbonded or unstayed for a period of 45 days;

(h) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would be expected to result in a Material Adverse Effect;

(i) any Change of Control shall occur;

(j) the Borrower or any Major Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, the Bankruptcy and Insolvency Act (Canada), as amended, or the Companies Creditors Arrangement Act (Canada), as amended, or the Winding-Up and Restructuring Act (Canada), as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, receiver and manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith and with continued due diligence any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, receiver and manager, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Major Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Major Subsidiary, and such appointment is not immediately contested in good faith and with continued due diligence continues undischarged or such proceeding is not immediately contested in good faith and with continued due diligence and continues undismissed or unstayed for a period of 60 days.

Section 9.2. Non-Bankruptcy Defaults. Subject to Section 7.3, when any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: if so directed by the Required Lenders, (i) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind and (ii) subject to Section 13.2(b), exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. Subject to Section 7.3, when any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, and, subject to Section 13.2(b), the Administrative Agent may exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

SECTION 10. CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation (and for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, guidelines or directives in connection therewith (the “Dodd-Frank Act”) and all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (the “Basel III Rules”) are deemed to have been adopted and gone into effect after the date hereof), or in the interpretation thereof in each case occurring after the date hereof makes it unlawful for any Lender to make or continue to maintain any LIBOR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain LIBOR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain LIBOR Loans. The Borrower shall at its election either (i) prepay on demand the outstanding principal amount of any such affected LIBOR Loans made to it, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement or (ii) convert the principal amount of the affected LIBOR Loans from such Lender into Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars are not being offered to it in the interbank market for such Interest Period (such LIBOR Loan, the “Impacted Loans”), or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent, acting reasonably, will not adequately and fairly reflect the cost to such Lenders of funding their LIBOR Loans, respectively, for such Interest Period or (ii) that the making or funding of LIBOR Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make or maintain LIBOR Loans shall be suspended; provided that if one or more Lenders suspend maintaining LIBOR Loans, the Borrower may elect to either prepay or convert such LIBOR Loans to Base Rate Loans in accordance with the provisions of the final sentence of Section 10.1. The Administrative Agent shall not make a determination described in Section 10.2(a), and no Lender shall advise the Administrative Agent as described in Section 10.2(b), unless the Administrative Agent or such Lender, as applicable, is then generally making or will thereafter generally make similar determinations or deliver similar advice, in each case, under comparable credit facilities with similar provisions to this Section 10.2 to which it is a party with borrowers that are similarly situated to and of similar creditworthiness to the Borrower.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 10.2, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans unless and until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section 10.2, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any governmental authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

Section 10.3. Proposed LIBOR Amendment. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR Index Rate for any requested Interest Period, including, without limitation, because the LIBOR

Screen Rate, is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR Index Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR Index Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice , as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR Index Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the LIBOR Quoted Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

Section 10.4. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation (and for purposes of this Agreement, the Dodd-Frank Act and the Basel III Rules are deemed to have been adopted and gone into effect after the date hereof), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office)

with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any duty or other charge with respect to its LIBOR Loans, its Notes, or its obligation to make LIBOR Loans;

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its LIBOR Loans, its Notes, or its obligation to make LIBOR Loans; or

(iii) shall subject any Lender (or its Lending Office) to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its Loans, its Notes, or its obligation to make any Loans, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any LIBOR Loan, or, in the case of Taxes, any Loan, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that such amounts shall be no greater than amounts that such Lender is generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrower.

(b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity (and for purposes of this Agreement, the Dodd-Frank Act and the Basel III Rules are deemed to have been adopted and gone into effect after the date hereof), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that such amounts shall be no greater than amounts that such Lender is generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrower.

(c) A certificate of a Lender claiming compensation under this Section 10.4 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, subject to the provisos at the end of clauses (a) and (b) above, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, (a) the Borrower shall not be obligated to compensate any Lender for any increased costs or reductions incurred more than 90 days prior to the date the Lender, as the case may be, notifies the Borrower of its intention to claim compensation therefor and (b) no Lender shall be entitled to claim any amounts pursuant to this Section 10.4, unless such Lender is then generally claiming or generally will claim such amounts in similar circumstances under comparable credit facilities with similar provisions to this Section 10.4 to which it is a party with borrowers that are similarly situated to and of similar creditworthiness to the Borrower.

Section 10.5. Lending offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the Administration Questionnaire provided by it to the Administrative Agent (each a “Lending Office”) for each type of Loan available hereunder and for the Borrower hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. All terms of this Agreement shall apply to any such Lending Office and the Loans, any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Office. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Loans to reduce any liability of the Borrower to such Lender under Section 10.4 hereof or to avoid the unavailability of LIBOR Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.6. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to LIBOR Loans shall be made as if each Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11. THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Bank of America as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the

Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein or therein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Section 9.2. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders; provided that (a) in no event shall the Administrative Agent be required to take any action or refrain from taking any action in violation of applicable law or of any provision of any Loan Document, and (b) the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking, continuing to take or refraining from taking any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (a) with the consent or at the request of the Required Lenders or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any advancing of any Loan; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Without limiting the generality of the foregoing, the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Applicable Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a court of competent jurisdiction in a final non-appealable judgment. The obligations of the Lenders under this Section 11.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent (whether as indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the consent (which shall not be unreasonably withheld or delayed) of the Borrower if no Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the resigning Administrative Agent’s giving of notice of resignation then the resigning Administrative Agent shall use commercially reasonable efforts to, on behalf of the Lenders, immediately appoint a successor Administrative Agent, which may be any Lender hereunder or, with the consent (which shall not be unreasonably withheld or delayed) of the Borrower if no Event of Default shall have occurred and be continuing, any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the resigning Administrative Agent under the Loan Documents. Whether or not a successor has been appointed, the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents on the earlier of the date upon which the successor Administrative Agent assumes its duties and the day that is sixty (60) days after the resigning Administrative Agent’s giving of notice of resignation. After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

Section 11.8. [Reserved].

Section 11.9. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” “co-agents,” or other designations for purposes hereto, but such designation shall have no substantive effect, and neither the Lead Arrangers, syndication agents or co-agents named herein nor any such Lenders and their Affiliates shall have any additional powers, duties or responsibilities as a result of being named herein or of being so designated by the Administrative Agent. The Administrative Agent may perform its duties hereunder through one or more of its branches, employees or attorneys in fact.

Section 11.10. [Reserved].

Section 11.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.1 and 13.15) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.1 and 13.15.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 11.12. Lender ERISA Representations.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i) none of the Administrative Agent, the Arranger or any other Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or any other Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent, the Arranger and each other Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 12. [RESERVED].

SECTION 13. MISCELLANEOUS.

Section 13.1. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Administrative Agent or the Borrower) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 13.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower, shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without duplication of any additional amounts paid pursuant to Section 13.1(a), the Borrower shall indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 13.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In the event such certificate reflects Indemnified Taxes that were paid by the Administrative Agent to a Governmental Authority, the Administrative Agent shall also deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory the Borrower.

(ii) Each Lender shall severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any

Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Administrative Agent, after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 13.1, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to information reporting or withholding (including backup withholding) requirements or is entitled to the benefits of any applicable income tax treaty or convention. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.1(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender or such U.S. Person, as applicable, is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an applicable income tax treaty;

(2) duly completed and executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, the Person treated as its owner for U.S. federal tax purposes) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender (or such other Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable;

(4) duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 13.1 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) if, pursuant to Section 13.1, any Lender becomes entitled to (I) receive from the Borrower any payment of any Indemnified Taxes or additional amounts or (II) have the Borrower pay to any Governmental Authority for the account of such Lender any Indemnified Taxes or additional amounts, then, in each case, such Lender shall (at the request of the Borrower) take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable law of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such re-designation.

(f) Treatment of Certain Refunds. Unless required by applicable law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines in its sole discretion (which shall be exercised in good faith) that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 13.1, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 13.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest (to the extent accrued from the date such refund is paid over to the Borrower) or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Recipient be required to pay any amount to the Borrower pursuant to this paragraph (f) to the extent such payment would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 13.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 13.2. No Waiver, Cumulative Remedies. (a) No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Sections 9.2 and 9.3 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 13.16 (subject to the terms of Section 13.7) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (a) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section and (b) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 13.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 13.3. Non-Business Days . If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal, or payment of fees under Section 2.1(a) and 2.1(b) hereof, falling due on a day which is not a Business Day, interest on such principal amount, or percentages on such fees, as the case may be, shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest or fees, as applicable.

Section 13.4.[Reserved]

Section 13.5.Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 1.12, 10.4, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that (i) if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest and (ii) the provisions of this Section 13.7 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds from the existence of a Defaulting Lender or pursuant to Section 1.15) or (y) any payment obtained by a Lender as consideration for the assignment of a sale or participation in any of its Loans to any assignee or participant, other than to the Borrower or a Subsidiary thereof (as to which the provisions of this Section 13.7 shall apply).

Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by e-

mail or telecopy) and shall be given to the relevant party at its physical address, e-mail address or (other than notices to the Borrower) telecopier number set forth below, or such other physical address, e-mail address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by e-mail. Notices under the Loan Documents to any Lender shall be addressed to its physical address, e-mail or telecopier number set forth on its Administrative Questionnaire; notices under the Loan Documents to the Borrower shall be addressed to its physical address, e-mail or telecopier number set forth below; and notices under the Loan Documents to the Administrative Agent shall be addressed to its physical address, telecopy or e-mail set forth below

to the Borrower:	to the Administrative Agent (for payments):

One Strawberry Lane Orrville, Ohio 44667 Attention: Treasurer Telephone: (330) 684-3000 Email:treasury.team@jmsmucker.com	Bank of America, N.A. 2380 Performance Dr Richardson, TX 75082 Attention: Bradley Edwards Telephone: (469) 201-7317 Telecopy: (214) 530-2797 Email:bradley.edwards2@baml.com to the Administrative Agent (for other notices):

Bank of America, N.A.

135 S LaSalle St

Mail Code: IL4-135-09-61

Chicago, IL 60603

Attention:        Angela Larkin

Telephone:      (312) 828-3882

Telecopy:        (877) 206-8409

Email:angela.larkin@baml.com

Each such notice, request or other communication shall be effective (i) if given by telecopier (other than notices to the Borrower) or e-mail, when such telecopy or e-mail is transmitted to the telecopier number or e-mail address specified in this Section 13.8 or in the relevant Administrative Questionnaire and, in the case of a telecopy, a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means when delivered at the addresses specified in this Section 13.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF A PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND,

EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR A PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through a Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent resulting from the gross negligence, bad faith or willful misconduct of any Agent Party or any of its Related Persons, as determined by a final non-appealable judgment of a court with competent jurisdiction.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Notice of Borrowings) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent such losses, costs, expenses and liabilities arise from any such Person’s (or any of its Related Persons’) gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court with competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 13.9. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptance, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns permitted hereby. Except to the extent provided in Section 8.10 hereof, the Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders. No Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 13.12.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that (a) no such participation shall relieve any Lender of any of its obligations under this Agreement, (b) no such participant shall have any rights under this Agreement except as provided in this Section 13.11, and (c) the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12, Section 10.4 and Section 13.1 (subject to the obligations and limitations of such Sections (and the compliance of such participant therewith as if it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.12) (it being understood that the documentation required under Section 13.1(e) shall be delivered to the Lender who sells the participation). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding anything to the contrary in this Section 13.11, no such participation shall be made to the Borrower or any of its Affiliates or Subsidiaries, a natural person, or a Defaulting Lender or a Person that would be a Defaulting Lender if it were a Lender.

Section 13.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement

(including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if the “Effective Date” is specified in the Assignment and Acceptance, as of the “Effective Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default described in Section 9.1(a), 9.1(j) or 9.1(k) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for all assignments. In addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default described in Section 9.1(a), 9.1(j) or 9.1(k) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate (engaged in the business of making commercial loans) of a Lender or an Approved Fund. The Borrower shall be deemed to have consented to any assignment if it shall have failed to respond to a request for consent within ten (10) Business Days after receipt of written request for such consent from the Administrative Agent.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower or Affiliates. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Prohibited Transaction. No such assignment shall be made if such assignment would result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(vii) No Assignment to Defaulting Lenders. Notwithstanding anything to the contrary in this Section 13.12, no such assignment shall be made to a Defaulting Lender or a Person that would be a Defaulting Lender if it were a Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City, New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing by the Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, that the right of any such pledgee or grantee (other than any Federal Reserve Bank or another similarly situated institution) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing (with an executed copy thereof promptly delivered to the Administrative Agent if it is not otherwise a party thereto) and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase or extend any Commitment, or extend the Maturity Date, of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make or holds such Loan hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.13, change any provision hereof in a manner that would alter the pro rata sharing of payments or reduction of the Commitments or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

(iii) [reserved]; and

(iv) the Fee Letter may be amended or its provisions waived with only the consent of the Borrower and of Bank of America.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and of each Lead Arranger in connection with the preparation, due diligence, negotiation, syndication, and administration of the Loan Documents (including, but not limited to, the reasonable and documented fees, disbursements and other charges of counsel, which shall be limited to one counsel to the Lead Arrangers and the Administrative Agent, and of any special and local (but limited to one in any relevant jurisdiction) counsel to the Lenders required to be retained by the Lead Arrangers and in the case of an actual or perceived conflict of interest, one additional counsel for all similarly situated Persons, taken as a whole in each appropriate jurisdiction) (whether or not the transactions contemplated herein are consummated). The Borrower agrees to pay to the Administrative Agent, each Lead Arranger and each Lender, all out-of-pocket costs and expenses reasonably incurred or paid by the Administrative Agent, such Lead Arranger, such Lender, or any such holder, including reasonable and documented attorneys’ fees and disbursements and court costs, in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower as a debtor thereunder) or in connection with any work-out or restructuring in respect of the Obligations hereunder.

(b) The Borrower further agrees to indemnify the Administrative Agent, each Lead Arranger and each Lender and each of their Affiliates and successors and assigns and their respective directors, officers, employees, agents, financial advisors, controlling Persons, consultants and other representatives (each such Person being called an “Indemnitee”) from and against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of counsel (which charges shall be limited charges of one counsel to all Indemnitees, taken together, and of any special and local (but limited to one in any relevant jurisdiction) counsel to the such Indemnitees required to be retained and in the case of an actual or perceived conflict of interest among Indemnitees, one additional counsel for all similarly situated Persons, taken as a whole in each appropriate jurisdiction) and all reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by the Borrower or any Subsidiary or any liability under any Environmental Law, except, in each case, (i) to the extent such losses, claims, damages, penalties, judgments, liabilities and expenses resulted from such Indemnitee’s or any of its Related Persons’ gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court with competent jurisdiction, (ii) to the extent resulting from any claim, litigation, investigation or proceeding that does not involve the act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee solely against another Indemnitee, other than claims against the Lead Arrangers or Administrative Agent in its capacity in fulfilling its role as such or (iii) to the extent arising from a material breach by such Indemnitee or any of its Related Persons of its obligations under this Agreement as found by a final, non-appealable judgment of a court with competent jurisdiction.

(c) To the extent permitted by applicable law, the Borrower shall not, nor shall any Indemnitee or any Indemnitee’s Related Persons, assert, and each such Person hereby waives, any claim against any other such Person, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that this clause (c) shall not limit the indemnity obligations of the Borrower hereunder. The obligations of the Borrower under this Section 13.15 shall survive the termination of this Agreement.

Section 13.16. Set-Off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to

Section 9 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining (a) the interpretation of “Jefferson Material Adverse Effect” and whether a Jefferson Material Adverse Effect has occurred, (b) the accuracy of any Jefferson Acquisition Agreement Representation and whether as a result of a breach thereof, the Borrower or any Subsidiary has the right to terminate the Borrower or any of its Subsidiaries’ obligations under the Jefferson Acquisition Agreement, or to decline to consummate the Jefferson Acquisition pursuant to the Jefferson Acquisition Agreement and (c) whether the Jefferson Acquisition has been consummated in accordance with the Jefferson Acquisition Agreement.

Section 13.19.Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, it being understood that the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with legal, valid and enforceable provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 13.22. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23. [Reserved].

Section 13.24. Submission to Jurisdiction; Waiver of Jury Trial. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to this Agreement, the other Loan Documents or any other action, proceeding or counterclaim between the Borrower and an Indemnitee arising out of or relating to, the transactions contemplated hereby or thereby. The parties hereto irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to the applicable party shall be effective service of process against such party for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction any party hereto is or may be subject by suit upon judgment. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.25. USA Patriot Act; Proceeds of Crime (Money Laundering). Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 13.26. Confidentiality. Each of the Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over the Administrative Agent or Lender subject to such disclosure, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or Lender subject to such disclosure agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (C) is independently developed by the Administrative Agent or any Lender, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, (j) for purposes of establishing a “due diligence” defense or (k) to entities which compile and publish information about the syndicated loan market; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (k). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses or the Jefferson Acquired Business or any of its Subsidiaries. The respective obligations of the Administrative Agent and the Lenders under this Section 13.26 shall survive, to the extent applicable to such Person, for a period of two years after the earliest of (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) in the case of the Administrative Agent, its resignation or removal.

Section 13.27. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary herein or in any other Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any other Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder or under any other Loan Document which may be payable to it by any party hereto or thereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable, (1) a reduction in full or in part or cancellation of any such liability; (2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 13.28. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

This Term Loan Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

THE J. M. SMUCKER COMPANY

By:	/s/ Sonal P. Robinson
Name: Sonal P. Robinson
Title: Vice President and Treasurer

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

“ADMINISTRATIVE AGENT”

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Larkin
Name: Angela Larkin
Title: Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

“LENDERS”

BANK OF AMERICA, N.A., as Lender

By:	/s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Director

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Bank of Montreal, as a Lender

By:	/s/ Andrew Berryman

Name:	Andrew Berryman

Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A. as a Lender

By:	/s/ Eric Bergeson

Name:	Eric Bergeson

Title:	Authorized Officer

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ Joseph G. Moran

Name:	Joseph G. Moran

Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Fifth Third Bank, as a Lender

By:	/s/ Gregory L. Cannon

Name:	Gregory L. Cannon

Title:	Director

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ James Travagline

Name:	James Travagline

Title:	Managing Director

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

U.S. Bank National Association, as a Lender

By:	/s/ Ken Gorski

Name:	Ken Gorski

Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

AGFIRST FARM CREDIT BANK, as a Lender

By:	/s/ Neda K. Beal

Name:	Neda K. Beal

Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ RAYMOND QIAO

Name:	RAYMOND QIAO

Title:	EXECUTIVE VICE PRESIDENT

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

CoBank, ACB
as a Lender

By:	/s/ Patrick Sauer

Name:	Patrick Sauer

Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Farm Credit Bank of Texas, as a Lender

By:	/s/ Luis M. H. Requejo

Name:	Luis M. H. Requejo

Title:	Director Capital Markets

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

EXHIBIT A

[Reserved]

A-1

EXHIBIT B

FORM OF NOTICE OF BORROWING

Date:                , 2018

To:

Bank of America, N.A., as Administrative Agent for the Lenders party to the Term Loan Credit Agreement, dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the Lenders

Ladies and Gentlemen:

The Borrower refers to the Credit Agreement (capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement) and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is             , 2018.

2. The aggregate amount of the proposed Borrowing is $            .

3. The Borrowing is being advanced under the Term Facility.

4. The Borrowing is to be comprised of [Base Rate] [LIBOR] Loans.

[5. The duration of the Interest Period for the LIBOR Loans included in the Borrowing shall be [●] months.1]

The J. M. Smucker Company

By
Name
Title

[1]	May be 1, 2, 3 or 6 months.

B-1

EXHIBIT C

FORM OF NOTICE OF CONTINUATION/CONVERSION

Date:             ,

To:	Bank of America, N.A., as Administrative Agent for the Lenders party to the Term Loan Credit Agreement, dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the Lenders

Ladies and Gentlemen:

The Borrower refers to the Credit Agreement (capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement) and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified below:

1. The conversion/continuation Date is             ,         .

2. The aggregate amount of the Loans to be [converted] [continued] is $                    .

3. The Loans are to be [converted into] [continued as] [Base Rate] [LIBOR] Loans.

4. [The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be [●] months.2]

The J. M. Smucker Company

By
Name
Title

[2]	May be 1, 2, 3 or 6 months.

C-1

EXHIBIT D

FORM OF NOTE

            , 2018

FOR VALUE RECEIVED, the undersigned, The J. M. Smucker Company, an Ohio corporation (the “Maker”), hereby promises to pay to                      (the “Lender”) or its registered assigns on the Maturity Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Charlotte, North Carolina (or such other location as the Administrative Agent may designate to the Maker), in immediately available funds in the currency in which each Loan is advanced, the aggregate unpaid principal amount of all Loans made by the Lender to the Maker pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Notes referred to in the Term Loan Credit Agreement, dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The J. M. Smucker Company, an Ohio corporation (“Borrower”), Bank of America, N.A., as Administrative Agent and the several financial institutions from time to time party thereto as Lenders, and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Subject to the provisions of the Credit Agreement, the Maker hereby waives demand, presentment, protest or notice of any kind hereunder.

The J. M. Smucker Company

By
Name
Title

D-1

EXHIBIT E

THE J. M. SMUCKER COMPANY

FORM OF COMPLIANCE CERTIFICATE

To:	Bank of America, N.A., as

Administrative Agent under, and

Lenders party to, the Credit

Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Term Loan Credit Agreement dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the several financial institutions from time to time party thereto as Lenders. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned hereby certifies, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity, as follows:

1. I, [                    ], am the [Chief Financial Officer] of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period from [period begin date] to [period end date] covered by the financial statements reflected in the Form [10-Q OR 10-K] of the Borrower filed with the U.S. Securities and Exchange Commission (the “SEC”) on [date]. These financial statements can be obtained from the SEC’s website at http://www.sec.gov/edgar.shtml and from the Borrower’s website at http://www.smucker.com;

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the referenced financial statements, or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished (or deemed furnished) to you concurrently with this Compliance

Certificate fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date of such statement and the consolidated results of their operations and cash flows for the periods then ended in accordance with GAAP [(subject to the absence of footnote disclosures and year-end audit adjustments)]; and

5. Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of             20    .

[Signature page follows]

The J. M. Smucker Company

By
Name
Title

SCHEDULE I

TO COMPLIANCE CERTIFICATE

THE J. M. SMUCKER COMPANY

COMPLIANCE CALCULATIONS

FOR TERM LOAN CREDIT AGREEMENT DATED AS OF APRIL 27, 2018

CALCULATIONS AS OF                     ,

A. Total Leverage Ratio (Section 8.20(a))

1. Total Funded Debt	$

2. Net Income for past 4 quarters	$

3. Interest Expense for past 4 quarters	$

4. Federal, state, and local Income taxes for past 4 quarters	$

5. Depreciation and amortization expense for past 4 quarters	$

6. Non-cash share based compensation expense for past 4 quarters	$

7. [Reserved]		[Reserved	]

8. Non-cash losses, impairment and other similar charges (other than those representing a reserve for or an actual cash item in any future period) for past 4 quarters	$

9. Fees and expenses incurred during for past 4 quarters for Acquisitions, dispositions, investments and debt or equity issuances (whether or not successful) during such period	$

10.  other extraordinary, unusual, non-recurring or one-time cash expenses, losses and charges for past 4 quarters, including restructuring, merger and integration charges, not to exceed (x) $150,000,000 for past 4 quarters and (y) $300,000,000 in the aggregate over the term of the Credit Agreement

$

11. EBITDA for any entity or asset acquired pursuant to an Acquisition for past 4 quarters	$

12. Non-cash gains for past 4 quarters	$

13. EBITDA for any entity, business line or business unit sold for past 4 quarters	$

14. Sum of Lines A2, A3, A4, A5, A6, A8, A9, A10 and A11 minus Lines A12 and A13 (“EBITDA”)	$

I-1

15. Ratio of Line A1 to A14		:1.0

16. Line A15 ratio must not exceed		[ ][3]:1.0

17. The Borrower is in compliance (circle yes or no)		yes/no

B. Interest Coverage Ratio (Section 8.20(b))

1. EBITDA for past 4 quarters	$

2. Interest Expense for past 4 quarters	$

3. Ratio of Line B1 to Line B2		:1.0

4. Line B3 ratio must not be less than		3.5:1.0

5. The Borrower is in compliance (circle yes or no)		yes/no

[3]	Applicable Total Leverage Ratio to be inserted.

I-2

EXHIBIT F

[Reserved]

F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[                                                         ]

[Assignor is[ not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A.

5.

Credit Agreement: Term Loan Credit Agreement, dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the several financial institutions from time to time party thereto as Lenders.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ][9]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8. [The][Each] Assignee represents and warrants as of the Effective Date to the Administrative Agent, [the][each] Assignor and its [respective] Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower, that [the][such] Assignee is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

[5]	List each Assignor, as appropriate.
[6]	List each Assignee and, if available, its market entity identifier, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][13]

[ ]

By:
Title:

[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and this Assignment and Acceptance meets all other applicable requirements of Section 13.12 of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.12(a)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.5 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H

SOLVENCY CERTIFICATE

            ,

This Solvency Certificate is delivered pursuant to Section 7.2 of the Term Loan Credit Agreement dated as of April 27, 2018 (the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements with respect to the Borrower referred to in Section 7.2 of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

            THE J. M. SMUCKER COMPANY

By:
Name: Title: Chief Financial Officer

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the several financial institutions from time to time party thereto as Lenders, and reference is made thereto for full particulars of the matters described therein.

Pursuant to the provisions of Section 13.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: , 20[ ]

I-1-1

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the several financial institutions from time to time party thereto as Lenders, and reference is made thereto for full particulars of the matters described therein.

Pursuant to the provisions of Section 13.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: , 20[ ]

I-2-1

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the several financial institutions from time to time party thereto as Lenders, and reference is made thereto for full particulars of the matters described therein.

Pursuant to the provisions of Section 13.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:

I-3-1

Title:
Date: , 20[ ]

I-3-2

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 27, 2018 (as amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The J. M. Smucker Company, an Ohio corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and the several financial institutions from time to time party thereto as Lenders, and reference is made thereto for full particulars of the matters described therein.

Pursuant to the provisions of Section 13.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

I-4-1

Title:
Date: , 20[ ]

I-4-2

SCHEDULE 1

COMMITMENTS

NAME OF LENDER	COMMITMENT	PRO RATA PERCENTAGE
Bank of America, N.A.	$675,000,000.00	45.000000000%
Bank of Montreal	$160,000,000.00	10.666666667%
JPMorgan Chase Bank, N.A.	$160,000,000.00	10.666666667%
PNC Bank, National Association	$160,000,000.00	10.666666667%
Fifth Third Bank	$100,000,000.00	6.666666667%
Wells Fargo Bank, National Association	$100,000,000.00	6.666666667%
U.S. Bank National Association	$45,000,000.00	3.000000000%
AgFirst Farm Credit Bank	$25,000,000.00	1.666666667%
Bank of China, New York Branch	$25,000,000.00	1.666666667%
CoBank, ACB	$25,000,000.00	1.666666667%
Farm Credit Bank of Texas	$25,000,000.00	1.666666667%
TOTAL	$1,500,000,000.00	100%

1-1

SCHEDULE 8.7

EXISTING INDEBTEDNESS AND GUARANTIES

1.	Notes

a.	$300,000,000 in principal amount of 2.200% Notes due December 6, 2019

b.	$500,000,000 in principal amount of 2.50% Senior Notes due March 15, 2020

c.	$750,000,000 in principal amount of 3.50% Senior Notes due October 15, 2021

d.	$400,000,000 in principal amount of 3.00% Senior Notes due March 15, 2022

e.	$1,000,000,000 in principal amount of 3.50% Senior Notes due March 15, 2025

f.	$500,000,000 in principal amount of 3.375% Notes due December 15, 2027

g.	$650,000,000 in principal amount of 4.25% Senior Notes due March 15, 2035

h.	$600,000,000 in principal amount of 4.38% Senior Notes due March 15, 2045

2.	Overdraft Line of Credit. Amounts under that certain Overdraft Line of Credit between Bank of Montreal and Smucker Foods of Canada Corp. in an aggregate principal amount not to exceed $20,000,000.

3.	Capitalized Lease Obligations.

a.	Smucker Foods of Canada Corp.: as of January 31, 2018, approximately $29,000 of Capitalized Lease Obligations.

b.	Borrower: as of January 31, 2018, approximately $4,838,000 of Capitalized Lease Obligations

4.	Industrial Revenue Bonds. The Folger Coffee Company has indebtedness under the following lease agreement in connection with certain Industrial Revenue Bonds listed below.

a.

A Lease Agreement, dated as of June 1, 2003, between St. Tammany Parish Economic and Industrial Development District and The Folger Coffee Company in connection with $25,000,0000 St. Tammany Parish Economic and Industrial Development District Taxable Revenue Bonds (The Folger Coffee Company Project) Series 2003.

5.

Ohio Department of Development Loan. Cognovit Promissory Note dated December 28, 2010 between the Borrower (as obligor) and the Director of Development of the State of Ohio in principal amount outstanding, as of January 31, 2018,, is approximately $ 800,330.

8.7-1

6.

Letter of Credit Facilities. The Borrower has obligations under bilateral credit arrangements with the Persons listed below (with the face amount of letters of credit described below as of January 31, 2018,).

a.	BMO Harris Bank N. A. has issued six (6) standby letters of credit in an aggregate face amount of US $5,497,376.20.

b.	Bank of Montreal has issued one (1) standby letter of credit in the aggregate face amount of CAD 168,398.87.

c.	Bank of America has issued two (2) standby letters of credit in the aggregate face amount of US $16,200,000.00.

d.	J.P. Morgan has issued two (2) standby letters of credit in the aggregate face amount of US $336,517.61.

7.

Big Heart Research and Development Loan. Amounts borrowed under that certain Loan Agreement, dated as of August 8, 2016, between the Director of the Ohio Development Services Agency and Big Heart Pet, Inc., as amended, and the guarantee thereof by the Borrower. The aggregate principal amount outstanding as of the date hereof is $2,000,000.00.

8.	Commercial Paper. Amounts outstanding in respect of commercial paper issued by the Borrower. As of January 31, 2018,, the aggregate principal amount of such commercial paper was $254,000,000.00.

8.7-2